Contact:	Scott A. Montgomery	David R. Brown
	President/CEO	Executive Vice President &
	National Mercantile Bancorp	Chief Financial Officer
	(310) 282-6778	(310) 282-6703

FOR IMMEDIATE RELEASE

NATIONAL MERCANTILE BANCORP ANNOUNCES ITS RESULTS

FOR THE SECOND QUARTER ENDED JUNE 30, 2002

Los Angeles, California, August 20, 2002 — National Mercantile Bancorp (the “Company”) (NASDAQ:  MBLA - Common Stock; MBLAP - Preferred Stock), parent company of Mercantile National Bank (“Mercantile”) and South Bay Bank, N.A. (“South Bay”), today reported a net loss of $62,000 for the second quarter ended June 30, 2002, or $0.08 basic loss per share, while diluted loss per share, when considering the Company’s convertible preferred stock, warrants and options, is $0.08, as compared to net income of $606,000 or $0.38 basic earnings per share and $0.19 diluted earnings per share for the quarter ended June 30, 2001.

Net income during the first six months of 2002 was $113,000, or $0.02 diluted loss per share, compared to net income of $1.2 million, or $0.38 diluted earnings per share, during the first six months of 2001.  The per share results for the 2002 period include a $151,000 charge against income available to shareholders from amortization of the discount of the South Bay preferred stock.  The decrease in net income during the first half of 2002 compared to the first half of 2001 resulted from a combination of narrower net interest margins, greater provisions for loan losses, higher operating expenses partly attributable to nonrecurring expenses (such as severance costs of approximately $140,000 and operating system conversion costs of $120,000) associated with the integration of the South Bay acquisition and greater provisions for income taxes.  Also the minority interests in the Company’s income of the preferred stock of South Bay and in the Company’s junior subordinated deferrable interest debentures reduced net income.  Despite narrower net interest margins, net interest income increased during the first half 2002 due to a greater volume of earning assets as a result of the South Bay acquisition.

Scott Montgomery, President and Chief Executive Officer of the Company, Mercantile and South Bay, commented, “Significant progress has been made with the integration of South Bay during the first six months following the acquisition.  We have begun to diversify the portfolio with more commercial lending and have significantly lowered interest expense by changing the mix of funding.  Also, we believe that we have strengthened credit administration, identified all significant problem loans and stabilized credit quality.”  He continued, “Furthermore, as a result of the acquisition, we reduced the combined staff by approximately 16 positions or 14% with an anticipated net annual savings of approximately $1.0 million.  The majority of the reduction took place during the second quarter.  We anticipate further interest expense reductions as a result of coordinating the deposit bases and funding sources of both banks.  Also during the second quarter, we centralized the finance and accounting functions, loan processing functions and much of the back-office.”

He continued, “While we continue to experience pressure on net interest margins as a result of the weakness in national economic conditions, we believe that the Company is well positioned to benefit from an economic recovery.

“We are also pleased to report that the Company was recognized by Fortune Small Business Magazine by being named to its list of the top 100 fastest growing small companies in the nation.  Fortune Small Business ranks public U.S. companies with less than $200 million in annual revenue by earnings growth, revenue growth and stock performance over the past three years.  This year’s top 100 list includes 65 companies that are new to the list.  So, it is especially gratifying to be named to the list of the top 100 fastest-growing public small companies for the second year in a row.”

Shareholders’ Equity

Shareholders’ equity increased 14.7% to $25.6 million at June 30, 2002 as compared to $22.3 million at June 30, 2001 and increased slightly from the year ended December 31, 2001.  The growth in shareholders’ equity includes the net income for the six months ended June 30, 2002, plus a private placement of $1.0 million Series B Preferred Stock in December 2001 issued to provide a portion of the funding for the acquisition of South Bay, as well as $1.8 million related to beneficial conversion features in the Company’s common stock attached to South Bay’s preferred stock.

At June 30, 2002, the Company had (i) federal net operating loss carryforwards (NOLs) of $16.6 million, which begin to expire in 2009 and California NOLs of approximately $100,000 that will expire in 2002.  The Company has a deferred tax asset of $6.1 million representing the benefit of the NOLs.  Prior to the acquisition of South Bay, the Company had a valuation allowance recorded against the deferred tax asset resulting in a net carrying value of zero.

Assets and Liabilities

Total assets at June 30, 2002 were $360.6 million compared to $374.4 million at year-end 2001.  The decline in total assets was due in part to a $29.7 million noninterest-bearing demand deposit held in escrow at year-end 2001 and subsequently paid, as consideration in the acquisition, to the former South Bay shareholders.  The decline resulting from payment of the purchase price to South Bay shareholders was significantly offset by growth in other demand deposit accounts, interest-bearing demand accounts, money market accounts and savings accounts.  Also on the liability side of the balance sheet, relatively high costing time certificates of deposit of $100,000 and greater, declined $18.3 million as part of management efforts to orchestrate a change in the composition and reduce the cost of the Company’s funding base.

Interest and Fee Income

During the second quarter of 2002, total interest income increased 45.0% to $4.9 million from $3.4 million during the second quarter of 2001.  The increase is related to the acquisition of South Bay.

The net interest margin decreased to 4.61% during the second quarter of 2002, down from 5.14% during the second quarter of 2001.  The decrease is directly related to the Federal Reserve’s 425 basis point reduction in interest rates during 2001.

Operating Expenses

Other operating expenses increased by 65.1% or $1.3 million during the quarter ended June 30, 2002 as compared to the same period in 2001.  The increase was primarily the result of the increased size of the Company due to the South Bay acquisition, plus increases in legal fees related to the problem loans, as well as severance and conversion fees mentioned previously.

Credit Quality

Total non-performing assets increased to $8.0 million from $6.7 million at March 31, 2002, including loans over 90 days delinquent and still accruing interest.   During the quarter ended June 30, 2002, the Company’s loan charge-offs were $401,000, while recoveries were $176,000, resulting in net charge-offs of $225,000 during the second quarter of 2002.  The increase in non-performing assets was primarily related to loans at South Bay.

The Company’s allowance for loan and lease losses decreased to $5.4 million or 2.10% of total loans at June 30, 2002 from $5.4 million or 2.13% of total loans at March 31, 2002.

This press release contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001.

National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, N.A., members FDIC, with locations in Encino, Century City, El Segundo and Torrance, California.  The banks offers a wide range of financial services to the real estate and real estate construction markets, the entertainment industry, the professional, healthcare and executive  markets, community-based non-profit organizations, escrow companies and business banking.

“Redefining Business Banking”

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National Mercantile Bancorp
June 30, 2002 — FINANCIAL SUMMARY
($ in 000’s, except share data)

SELECTED FINANCIAL
CONDITION DATA (Unaudited):	June 30,	March 31,	December 31,	September 30,	June 30,
	2002	2002	2001	2001	2001
Cash and Due from Banks	$20,619	$21,609	$12,688	$10,525	$11,959
Federal Funds Sold and Securities Purchased under Agreements to Resell	35,495	34,595	39,405	43,950	34,000
Investment Securities-AFS, at Fair Value	29,583	30,111	41,627	42,615	49,231
Loans
Commercial	216,051	215,852	222,882	97,611	100,592
Real Estate Construction and Land	31,997	30,765	30,811	3,500	2,931
Consumer and Others	8,301	8,791	8,795	3,588	3,327
Deferred Loan Fees, Net	(151)	(102)	(520)	(188)	(180)
Total	256,198	255,306	261,968	104,511	106,670
Allowance for Credit Losses	(5,374)	(5,449)	(6,541)	(2,901)	(2,363)
Net Loans	250,824	249,857	255,427	101,610	104,307
Intangible Assets	5,616	5,616	5,616	—	—
Other Assets	18,453	18,447	19,602	5,337	4,974
Total Assets	$360,590	$360,235	$374,365	$204,037	$204,471
Deposits
Demand, Non-interest Bearing	$99,817	$100,674	$114,645	$63,794	$60,092
NOW	27,406	28,424	23,425	11,241	9,280
MMDA	54,763	46,618	40,033	39,736	39,400
Savings	36,225	36,206	31,184	1,483	1,263
Time Certificates > $100	43,442	49,291	62,085	27,824	33,092
Time Certificates < $100	37,409	42,091	37,768	4,177	3,387
Total Deposits	299,062	303,304	309,140	148,255	146,514
Securities Sold under Agreements to Repurchase and Other Borrowed Funds	17,473	13,517	20,596	16,000	34,000
Other Liabilities	3,087	2,685	3,963	1,947	1,628
Guaranteed Preferred Beneficial Interests in Company’s Junior Subordinated Debt	14,522	14,517	14,513	15,000	—
Minority Interest in Preferred Stock of South Bay Bank	827	755	676	—	—
Shareholders’ Equity	25,391	25,520	25,421	22,448	22,634
Accumulated Other Comprehensive Gain (Loss)	228	(63)	56	387	(305)
Total Liabilities and Stockholders’ Equity	$360,590	$360,235	$374,365	$204,037	$204,471

Average Quarterly Assets	$358,928	$361,435	$204,308	$202,510	$190,372
Regulatory Capital-Tier I	$22,063	$19,547	$19,562	$29,930	$22,634
Non-Performing Assets
Non-Accrual Loans	$8,040	$5,716	$7,807	$2,178	$449
Loans 90 Days P/D & Accruing	—	—	642	—	147
OREO and Other Non-perfoming Assets	—	968	953	—	—
Total Non-Performing Assets	$8,040	$6,684	$9,402	$2,178	$596

SELECTED STATEMENT OF
FINANCIAL CONDITION RATIOS:	June 30,	March 31,	December 31,	September 30,	June 30,
	2002	2002	2001	2001	2001
Loans to Deposits Ratio	85.67%	84.17%	84.74%	70.49%	72.81%
Ratio of Allowance for Loan Losses to:
Total Loans	2.10%	2.13%	2.50%	2.78%	2.22%
Total Non-Performing Assets	66.84%	81.52%	69.57%	133.20%	396.48%
Earning Assets to Total Assets	89.10%	88.83%	92.30%	94.81%	94.21%
Earning Assets to Interest-Bearing Liabilities	148.25%	148.05%	160.65%	192.56%	159.97%
Capital Ratios Holding Company:
Total Risk-Based Capital	11.49%	12.38%	11.53%	31.92%	19.23%
Tier 1 Risk-Based Capital	8.02%	7.49%	6.85%	24.50%	17.97%
Tier 1 Leverage	6.38%	5.78%	5.55%	14.79%	11.88%
Risk Weighted Assets	$271,343	$271,941	$285,500	$122,154	$125,960
Book Value per Share (1) (2)	$6.87	$6.80	$6.82	$7.06	$6.92
Total Shares Outstanding (2)	3,130,527	3,125,027	3,124,627	3,123,665	3,121,815

(1)  Includes the effect of dilutive options and warrants.

(2)  Includes assumed conversion of currently convertible Series A preferred stock into common stock

National Mercantile Bancorp
June 30, 2002 — FINANCIAL SUMMARY
($ in 000’s, except share data)

SELECTED STATEMENT OF OPERATIONS DATA AND RATIOS:

(Unaudited)

	Second	First	Fourth	Third	Second
QUARTERLY DATA:	Quarter	Quarter	Quarter	Quarter	Quarter
	2002	2002	2001	2001	2001
Interest Income	$4,937	$5,001	$3,299	$3,256	$3,404
Interest Expense	1,209	1,299	731	811	1,031
Net Interest Income before Provision for Loan Losses	3,728	3,702	2,568	2,445	2,373

Provision for Loan Losses	150	150	67	450	—
Net Interest Income after
Provision for Loan Losses	3,578	3,552	2,501	1,995	2,373

Net gain on Sale of Securities Available-for-Sale	—	—	136	92	96
Gain on Sale of OREO and Fixed Assets	—	—	20	—	—
Other Operating Income	286	394	263	187	230
Other Operating Expense	3,399	3,281	2,380	2,100	2,059
Net Income before Provision for
Minority Interest and Income Taxes	465	665	540	174	640
Minority interest in income of:.	106
Preferred stock of South Bay Bank, N.A
Junionr subordinated deferrable interest debentures	389	384	393	329	—
Net Income before Provision for Income Taxes	(30)	281	147	(155)	640
Provision for Income Taxes	32	106	3	42	34
Net Income	$(62)	$175	$144	$(197)	$606

Basic Earnings (Loss) Per Share (1)	$(0.08)	$0.06	$0.09	$(0.12)	$0.38
Diluted Earnings (Loss) Per Share	$(0.08)	$0.04	$0.04	$(0.12)	$0.19
Weighted Avg Common Shares O/S (3)	1,631,451	1,627,166	1,622,974	1,621,751	1,613,383
Return on Quarterly Average Assets	-0.07%	0.19%	0.29%	-0.41%	1.28%
Return on Quarterly Average Equity	-0.97%	2.76%	2.46%	-3.52%	10.94%
Net Interest Margin — Avg Earning Assets	4.61%	4.56%	5.34%	5.41%	5.14%
Operating Expense Ratio	3.80%	3.60%	4.72%	4.38%	4.22%
Efficiency Ratio	84.68%	80.10%	79.68%	77.09%	76.29%

Quarterly operating ratios are annualized.

FOR THE SIX MONTHS ENDED JUNE 30:
	2002	2001
Interest Income	$9,938	$7,236
Interest Expense	2,508	2,334
Net Interest Income before Provision for Loan Losses	7,430	4,902
Provision for Loan Losses	300	—
Net Interest Income after
Provision for Loan Losses	7,130	4,902
Net Gain (Loss) on Sale of Securities Available-for-Sale	—	146
Other Operating Income	682	389
Other Operating Expense	6,682	4,181
Net Income (Loss) Before Minority Interest and	1,130	1,256
Provision for Income Taxes
Minority interest in the income of:
Preferred stock of South Bay Bank, N.A.	106	—
Junior subordinated deferrable interest debentures	773	—
Net Income (Loss) Before Provision for Income Taxes	251	1,256
Provision for Income Taxes	138	47
Net Income (Loss)	$113	$1,209

Basic Earnings (Loss) Per Share (1)	$(0.02)	$0.76
Diluted Earnings (Loss) Per Share (2)	$(0.02)	$0.38
Weighted Avg Common Shares O/S (3) (4)	1,629,320	1,594,019
Return on Average Assets	0.06%	1.26%
Return on Average Equity	0.89%	11.13%
Net Interest Margin — Avg Earning Assets	4.59%	5.43%
Operating Expense Ratio	3.71%	4.22%
Efficiency Ratio	82.37%	76.90%

(1)

The 2002 period is based upon income available to common shareholders (net income less accretion of discount on preferred stock from beneficial conversion rights of $72,000 and $151,000 for the three months and six months ended June 30, 2002).

(2)

Common share equivalents were anti-dilutive for the three months and six months ended June 30, 2002.  The weighted  average number of common shares and common share equivalents outstanding used in computing diluted earnings per share for the six months ended June 30, 2001 was 3,213,359.

(3)	Shares used to compute Basic Earnings (Loss) per share.
(4)	Increase from previous periods is due to issuance of Common Stock and conversion of Preferred Stock into Common Stock.